Exhibit 99.1

NEWS RELEASE

Investor Contacts C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9986 Lisa Elliott, DRG&L lelliott@drg-l.com (713) 529-6600

C&J Energy Services Announces Fourth Quarter 2012 Results

HOUSTON, TEXAS, February 13, 2013 – C&J Energy Services, Inc. (NYSE: CJES) today reported net income of $30.4 million, or $0.56 per diluted share, for the fourth quarter of 2012. Net income was $53.4 million, or $1.00 per diluted share, in the fourth quarter of 2011 and $49.3 million, or $0.91 per diluted share, in the third quarter of 2012. Adjusted net income(1) for the fourth quarter of 2012 was $35.2 million, or $0.65 per diluted share(2), excluding a $3.8 million after-tax ($0.07 per diluted share) one-time charge related to a legal settlement with a former equity holder and also excluding additional income tax expense associated with a true-up of our effective tax rate for the prior three quarters ($0.02 per diluted share). Adjusted net income for the fourth quarter of 2011 was $49.9 million, or $0.93 per diluted share, excluding a one-time cumulative beneficial tax adjustment of $3.5 million associated with certain qualifying federal income tax deductions recognized in the fourth quarter of 2011 ($0.07 per diluted share).

Total revenue for the fourth quarter of 2012 was $286.3 million, an increase of 30% compared to $220.1 million for the fourth quarter of 2011 and down 7% compared to $307.8 million for the third quarter of 2012. The increase in revenue from the prior year quarter was attributable to the addition of our wireline business in June 2012 as well as the investments we made in hydraulic fracturing and coiled tubing equipment. Adjusted EBITDA(1) for the fourth quarter of 2012 was $70.9 million, compared to $86.2 million for the fourth quarter of 2011 and $89.1 million for the third quarter of 2012. The decrease in revenue and Adjusted EBITDA from the third quarter of 2012 resulted from lower activity levels due to year end operator budget constraints and a seasonal slowdown.

“Although the fourth quarter was very challenging, we achieved strong results, further demonstrating our ability to execute successfully in a difficult environment,” commented Josh Comstock, Chairman and Chief Executive Officer. “I’m even more proud of the progress we made in 2012 on a number of strategic initiatives, including expanding geographically, diversifying into new service lines, making technological advancements and achieving cost savings. We diversified geographically by expanding our domestic presence into a number of oil-rich basins. We started 2012 with the bulk of our operations in Texas, Louisiana and Oklahoma, and we now have equipment deployed across nine states. We intend to continue to broaden our domestic footprint while also pursuing targeted international expansion.

“With the acquisition of Casedhole Solutions, we further diversified our service offerings and established a full set of complementary best-in-class completion services. We have increased market share and improved spot utilization through the cross-selling efforts of our marketing team.

“Our research and manufacturing divisions made significant strides in technological advancements during 2012 that we expect will foster continued differentiation of our services from our competitors. We also expanded our production capabilities, including the manufacture of wireline equipment. Through our research group, we are actively evaluating new products that complement and enhance our current service offerings, and we remain focused on identifying opportunities to reduce our operational costs.

“Despite a challenging year for the U.S. hydraulic fracturing market, we significantly grew our customer base while achieving attractive operating margins. We will continue to capitalize on our superior performance within this difficult environment by targeting customers who recognize the value C&J provides through efficiency gains that result in significant cost savings to them.”

Operational Results

Hydraulic fracturing contributed $185.7 million of revenue and we completed 1,614 fracturing stages during the fourth quarter of 2012, compared to $196.0 million of revenue and 1,486 fracturing stages for the previous quarter and $172.6 million of revenue and 1,151 fracturing stages for the same quarter last year. We averaged monthly revenue per unit of horsepower of $256 during the fourth quarter, down from $270 in the previous quarter and $343 in the same quarter a year ago. The decrease in average revenue per horsepower from the third quarter of 2012 was primarily due to pricing pressure resulting from excess pumping capacity and seasonal utilization levels.

We recently deployed our eighth hydraulic fracturing fleet in the spot market and expect delivery of our ninth fleet at the end of the first quarter of 2013. This fleet is currently being winterized in preparation for deployment into the Bakken. The addition of the ninth fleet will bring our total horsepower capacity to just over 300,000 and broaden our geographic reach in oil-rich basins.

Our coiled tubing operations contributed $38.4 million of revenue and completed 1,010 coiled tubing jobs during the fourth quarter of 2012, compared to $35.1 million of revenue and 935 coiled tubing jobs for the previous quarter. Coiled tubing revenue for the fourth quarter of 2011 was $32.0 million and 849 jobs were completed. Revenue and jobs increased from the third quarter of 2012, primarily as a result of slightly higher utilization in certain basins. We expect to take delivery of six additional coiled tubing units over the first two quarters of 2013 for deployment in new basins.

Our wireline operations contributed $53.4 million of revenue during the fourth quarter of 2012, compared to $61.6 million of revenue during the prior quarter. Revenues from wireline operations decreased from the third quarter of 2012 due to lower pricing as well as decreased activity levels. We currently have a fleet of 64 wireline units and 21 pumpdown units and plan to add one new wireline unit and four new pumpdown units during 2013.

Our manufacturing business contributed $6.2 million of third party revenue during the fourth quarter of 2012, compared to $11.2 million of revenue for the previous quarter and $11.2 million of revenue for the fourth quarter of 2011. The primary driver of this decline was excess equipment capacity across the pressure pumping industry, and we expect that this trend will continue over the near term.

Our general and administrative expense for the fourth quarter of 2012 was $39.9 million, up from $15.1 million in the fourth quarter of 2011 and $30.2 million in the third quarter of 2012. The quarterly sequential rise is primarily due to the one-time legal settlement charge mentioned above as well as additional personnel and administrative costs associated with the growth of our business. Depreciation and amortization expense in the fourth quarter of 2012 increased to $15.4 million from $14.1 million in the third quarter of 2012 and $7.3 million in the fourth quarter of 2011.

Liquidity

As of December 31, 2012, we had $170 million outstanding under our $400 million revolving credit facility and we currently have $155 million in borrowings outstanding. The facility matures in April 2016 and our current cost of borrowings is less than 3%. Our debt to total capitalization was approximately 23% as of December 31, 2012.

Capital expenditures totaled $46.3 million during the fourth quarter of 2012 and $182.2 million for the full year, the majority of which consisted of construction costs for new hydraulic fracturing, coiled tubing and wireline equipment. Our 2013 capital expenditures are expected to range from $75 to $100 million based on previously announced equipment orders and current growth estimates.

Results for the Year Ended December 31, 2012

For the year ended December 31, 2012, we reported net income of $182.4 million, or $3.37 per diluted share, on revenues of $1.1 billion, compared to net income of $162.0 million, or $3.19 per diluted share, on revenues of $758.5 million for the year ended December 31, 2011. Adjusted net income for the year ended December 31, 2012 was $186.7 million, or $3.45 per diluted share, excluding approximately $0.5 million ($0.01 per diluted share) of transaction costs incurred in connection with the acquisition of Casedhole, net of tax, as well as the one-time legal settlement charge of $3.8 million, net of tax ($0.07 per diluted share). Adjusted net income for the year ended December 31, 2011 was $163.6 million, or $3.22 per diluted share, excluding approximately $4.9 million in loss on early extinguishment of debt, net of tax ($0.10 per diluted share) and the one-time cumulative beneficial tax adjustment of approximately $3.5 million ($0.07 per diluted share).

For the year ended December 31, 2012, we reported Adjusted EBITDA of $336.7 million compared to $285.4 million for the year ended December 31, 2011.

Conference Call Information

We will host a conference call on Thursday, February 14, 2013 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our fourth quarter 2012 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 480-629-9645 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 303-590-3030 and entering passcode 4590485 for one week following the call.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, pressure pumping, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active plays in the United States.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q for the periods ended September 30, 2012, June 30, 2012 and March 31, 2012, respectively, and Annual Report on Form 10-K for the year ended December 31, 2011. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted net income is defined as net income plus the after-tax amount of the following items: loss on early extinguishment of debt, acquisition costs, non-routine legal settlement charges, unusual or non- recurring income tax adjustments and income tax true-ups. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, net gain or loss on disposal of assets, acquisition costs and non-routine items including loss on early extinguishment of debt and legal settlement charges. Management believes that Adjusted net income and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results.
(2)	Adjusted net income per diluted share is calculated as Adjusted net income divided by diluted weighted average common shares outstanding.

C&J Energy Services, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Revenue	$286,264	$307,797	$220,051	$1,111,501	$758,454

Costs and expenses:
Direct costs	181,283	188,530	118,783	672,962	425,015
Selling, general and administrative expenses	39,938	30,219	15,064	108,405	48,360
Depreciation and amortization expenses	15,395	14,111	7,279	46,912	22,918
(Gain)/loss on sale/disposal of assets	69	14	(5)	692	(25)

Operating income	49,579	74,923	78,930	282,530	262,186
Other expense:
Interest expense, net	(1,805)	(1,920)	(397)	(4,996)	(4,221)
Loss on early extinguishment of debt	—	—	—	—	(7,605)
Other income (expense), net	15	(48)	—	(105)	(40)

Total other expense, net	(1,790)	(1,968)	(397)	(5,101)	(11,866)

Income before income taxes	47,789	72,955	78,533	277,429	250,320

Income tax expense	17,359	23,689	25,151	95,079	88,341

Net income	$30,430	$49,266	$53,382	$182,350	$161,979

Net income per common share:
Basic	$0.58	$0.95	$1.03	$3.51	$3.28

Diluted	$0.56	$0.91	$1.00	$3.37	$3.19

Weighted average common shares outstanding:
Basic	52,144	52,026	51,887	52,008	49,315

Diluted	54,441	54,166	53,547	54,039	50,780

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,442	$46,780
Accounts receivable, net	167,481	122,169
Inventories, net	60,659	45,440
Prepaid and other current assets	3,984	9,138
Deferred tax assets	3,613	789

Total current assets	250,179	224,316
Property, plant and equipment, net	433,727	213,697

Other assets:
Goodwill	196,512	65,057
Intangible assets, net	123,487	25,419
Deposits on equipment under construction	1,033	6,235
Deferred financing costs, net	3,848	2,528
Other noncurrent assets, net	3,971	597

Total assets	$1,012,757	$537,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,617	$57,564
Payroll and related costs	10,896	4,799
Accrued expenses	17,286	9,626
Income taxes payable	4,029	1,823
Customer advances and deposits	1,092	5,392
Other current liabilities	2,122	33

Total current liabilities	105,042	79,237

Deferred tax liabilities	132,551	62,471

Long-term debt and capital lease obligations	173,705	—

Other long-term liabilities	1,568	1,086

Total liabilities	412,866	142,794
Commitments and contingencies
Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 53,131,823 issued and outstanding at December 31, 2012 and 51,886,574 issued and outstanding at December 31, 2011	531	519
Additional paid-in capital	224,348	201,874
Retained earnings	375,012	192,662

Total stockholders’ equity	599,891	395,055

Total liabilities and stockholders’ equity	$1,012,757	$537,849

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income	$182,350	$161,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,912	22,919
Deferred income taxes	15,926	45,903
Provision for doubtful accounts, net of write-offs	600	415
(Gain) loss on disposal of assets	692	(25)
Stock-based compensation expense	18,012	10,846
Excess tax benefit of stock-based award activity	(1,916)	(512)
Amortization of deferred financing costs	923	703
Write-off of deferred financing costs related to early extinguishment of debt	—	2,899
Changes in operating assets and liabilities:
Accounts receivable	(10,621)	(72,323)
Inventories	(11,263)	(29,201)
Prepaid expenses and other current assets	7,107	(5,416)
Accounts payable	(442)	41,426
Accrued liabilities	5,373	5,366
Accrued taxes	3,681	(5,607)
Deferred income	600	(4,000)
Other	(3,251)	(3,670)

Cash provided by operating activities	254,683	171,702

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(182,179)	(140,723)
Proceeds from disposal of property and equipment	434	2,400
Payments made to acquire Casedhole, net of cash acquired	(273,401)	—
Payments made to acquire Total E&S, Inc., net of cash acquired	—	(27,222)
Investment in unconsolidated subsidiary	(3,000)	—

Cash used in investing activities	(458,146)	(165,545)

Cash flows from financing activities:
Proceeds (payments) on revolving debt, net	170,000	(3,000)
Proceeds from long-term debt	—	12,750
Repayments of long-term debt	—	(81,789)
Repayments of capital lease obligations	(1,121)	—
Financing costs	(2,243)	(2,939)
Proceeds from initial public offering, net of transaction fees	—	112,147
Proceeds from stock options exercised	2,573	125
Excess tax benefit of stock-based award activity	1,916	512

Cash provided by financing activities	171,125	37,806

Net (decrease) increase in cash and cash equivalents	(32,338)	43,963
Cash and cash equivalents, beginning of year	46,780	2,817

Cash and cash equivalents, end of year	$14,442	$46,780

Supplemental cash flow disclosure:
Cash paid for interest	$3,975	$8,417

Cash paid for taxes	$75,619	$46,692

C&J Energy Services, Inc.

Reconciliation of Adjusted Net Income to Net Income

(In thousands)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Adjusted Net Income	$35,249	$49,902	$186,743	$163,645
Adjustments, net of tax:
Loss on early extinguishment of debt	—	—	—	(4,921)
Costs to acquire Total E&S, Inc.	—	—	—	(225)
Costs to acquire Casedhole	13	—	(548)	—
Legal settlement	(3,845)	—	(3,845)	—
Beneficial income tax adjustment	—	3,480	—	3,480
Income tax true-up	(987)	—	—	—

Net income	$30,430	$53,382	$182,350	$161,979

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Adjusted EBITDA	$70,888	$89,132	$86,204	$336,712	$285,387
Interest expense, net	(1,805)	(1,920)	(397)	(4,996)	(4,221)
Loss on early extinguishment of debt	—	—	—	—	(7,605)
Costs to acquire Total E&S, Inc.	—	—	—	—	(348)
Costs to acquire Casedhole	20	(132)	—	(833)	—
Legal settlement	(5,850)	—	—	(5,850)	—
Provision for income taxes	(17,359)	(23,689)	(25,151)	(95,079)	(88,341)
Depreciation and amortization	(15,395)	(14,111)	(7,279)	(46,912)	(22,918)
Gain (loss) on disposal of assets	(69)	(14)	5	(692)	25

Net income	$30,430	$49,266	$53,382	$182,350	$161,979